Exhibit 99.1

Introgen Receives Nasdaq Notice Regarding Minimum Market Value of Listed Securities

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today announced that on July 30, 2008, it received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that it does not comply with the minimum $50,000,000 market value of listed securities nor the alternative requirement of a minimum $50,000,000 in total assets and total revenue required for continued listing on The Nasdaq Global Market set forth in Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B), respectively. This notification has no effect on the listing of the company's common stock at this time.

In accordance with Nasdaq Marketplace Rules, Introgen will have until August 29, 2008, to regain compliance with the minimum market value requirement. During this period, compliance will be regained if the market value of Introgen’s listed securities is at least $50,000,000 for a minimum of 10 consecutive business days, which period may be extended at Nasdaq's discretion. If Introgen has not demonstrated compliance with the Marketplace Rules by August 29, 2008, Nasdaq will provide the company with written notice that its securities will be delisted. At that time, Introgen may appeal Nasdaq’s determination to delist the company’s common stock.

Alternatively, the company may apply to transfer its common stock to The Nasdaq Capital Market. Though no assurance can be made that its shares will be accepted for listing on that exchange, Introgen believes that it currently satisfies all the criteria for listing on The Nasdaq Capital Market. The Company will explore all options available to it to address the current listing issue.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.

CONTACT:
Introgen Therapeutics, Inc., Austin
Channing Burke, 512-708-9310, ext. 322
c.burke@introgen.com
or
Vida Communication
Stephanie Diaz, 415-675-7400 (investors)
sdiaz@vidacommunication.com
or
Tim Brons, 415-675-7400 (media)
tbrons@vidacommunication.com